KIT KARSON CORPORATION
                          4201 I-20 East Service Road
                           Willow Park, Texas  76087

                                 June 16, 1998

                           INFORMATION STATEMENT AND
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 26, 1998

To the Shareholders of Kit Karson Corporation:
PLEASE TAKE NOTICE that a Special Meeting of the Stockholders of Kit Karson Corporation will be held on June 26, 1998 at the Hyatt Regency (West Tower) at the DFW Airport located in Irving, Texas. The meeting will convene at 4:00 o'clock in the afternoon for the following purposes:

    (1) The approval of a proposal for a 1-for-10 reverse split of the corporate stock;
    (2) The ratification of the Board's decision to acquire certain assets of Ness Energy International, Inc. and reimbursement expenses for a total of 18,500,000 common shares;
    (3) The approval of a proposal to amend the Articles of Incorporation to change the name of the Corporation to Ness Energy International, Inc.; and
    (4) The transaction of such other business as may properly come before the meeting.

Details relating to this matter are set forth in the attached Information Statement. All shareholders of record as of the close of business on June 3, 1998 will be entitled to notice of, and to vote at, such meeting or at any adjournment or postponement thereof.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE  REQUESTED NOT TO SEND US A
PROXY.

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING.

BY THE ORDER OF THE BOARD OF DIRECTORS


Hayseed Stephens
Chairman of the Board

                             INFORMATION STATEMENT

                            KIT KARSON CORPORATION
                          4201 I-20 East Service Road
                           Willow Park, Texas  76087
                                (817) 341-1477

           SPECIAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 26, 1998


This Information Statement is furnished in connection with the Special Meeting of Kit Karson Corporation (the "Company"), a Washington corporation, to be held at 4:00 P.M. on June 26, 1998 at the Hyatt Regency (West Tower) at the DFW Airport located in Irving, Texas or any adjournment or postponement thereof. The Company is not soliciting proxies. Approval of the reverse split, the acquisition of certain assets from Ness Energy International, Inc. and the change of the name of the Company requires an affirmative vote of a majority of all votes present at the Special Meeting in person or by proxy. Abstentions and broker non-votes will be treated as negative votes.

This Information Statement is being distributed on behalf of the Company, but all of the expenses involved in preparing, assembling, and mailing this Information Statement and the material enclosed herewith will be paid by the Company.

This Information Statement will be transmitted to stockholders on or about June 16, 1998.


            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                            NOT TO SEND US A PROXY.

                   VOTING SHARES AND PRINCIPAL SHAREHOLDERS

The close of business on June 3, 1998, has been fixed by the Board of Directors of the Company as the record date for the determination of shareholders entitled to notice and to vote at the Special Meeting. At such date, there were outstanding 49,959,356 shares of the Company's no par value common stock (hereinafter referred to as the "Common Stock"), each of which entitles the holder to one vote per share on each matter which may come before the meeting. The Company also has Preferred Stock; however, no preferred shares have been issued or outstanding as of June 3, 1998.

A majority of the issued and outstanding shares of the Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholders' meeting.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of June 3, 1998 the Common Stock ownership of each person known by the Company to be beneficial owner of five percent (5%) or more of the Company's Common Stock ("Principal Shareholders"), all Directors and Officers individually and all Directors and Officers as a group. There are no contractual arrangements or pledges of the Company's securities, known to the Company, which may at a subsequent date result in a change of control of the Company.


                      Before Reverse Split         After Reverse Split &
                                                     Asset Acquisition
Name and Address      Number of     Percent        Number of    Percent
of Beneficial Owner  Shares Owned  of Class       Shares Owned  of Class
Hayseed Stephens*    28,229,752**     56.5%        2,822,975      12.02%
365 Cook Road
Willow Park,
   Texas 76087

Mary Gene Stephens*         -0-       -0-                -0-        -0-
365 Cook Road
Willow Park,
   Texas  76087

Ivan Webb                   -0-       -0-                -0-        -0-
901 West 6th Street
Cisco, Texas 76437

Richard Fessler             -0-       -0-                -0-        -0-
One Priors Way
San Antonio, TX 78257

All directors &
  officers as a
  group (4 persons)   28,229,752      56.5%       2,822,975       12.02%

Ness Energy
   International Inc.*
365 Cook Road
Willow Park,
  Texas 76087               -0-       -0-        18,500,000       78.74%

*Harold "Hayseed" Stephens and Mary Gene Stephens are husband and wife. There are no other family relationships between the directors and officers. Hayseed Stephens is President and major stockholder of Ness Energy International Inc. After the distribution of the shares to Ness shareholders, Hayseed Stephens will receive 15,965,900 shares from Ness bringing him and his Company, Hayseed Stephens Oil Inc., to a total of 18,788,875 shares or 79.79% of the Company.

**This amount includes the stock owned by Hayseed Stephens Oil Inc., which is 14,150,000 shares.


             DESCRIPTION OF BUSINESS AND PROPERTIES OF THE COMPANY

Kit Karson Corporation (the "Company") was incorporated under the laws of Washington on March 1, 1979. The Company's office is located at 4201 I-20 East Service Road, Willow Park, Texas 76087.

During the period from March 1, 1979 to March 31, 1981, the Company conducted no substantial business, received no material income and had no material assets or liabilities. On March 31, 1981 a new management group took control and moved the office from Spokane, Washington to Wichita, Kansas. This new management group conducted the Company's operations in two primary segments; oil and gas and real estate. The Company's activities from March 31, 1981 through December 31, 1984 were limited due to the availability of funds; however, the Company did enter into a purchase agreement for an office building in Wichita, Kansas and several oil and gas projects plus made a few stock acquisitions during this period of time. Unfortunately, the investments did not sustain the Company and the raising of additional working capital became more difficult causing the Company to become inactive.

The Company has not been involved in any bankruptcy, receivership, or similar proceeding and underwent no material reclassification, merger, or consolidation during the dormant years from January 1, 1985 through September 30, 1997. However, on October 8, 1997 an agreement was made to revive the Company by issuing 14,150,000 shares of stock to Harold (Hayseed) Stephens for certain oil and gas properties located in Parker County, Texas. On December 22, 1997, Mr. Stephens became President of the Company and the oil and gas interests were approved to be assigned to the Company for 14,150,000 shares.

                                  COMPETITION

Competition in the oil and gas business is intense, particularly with respect to the acquisition of producing properties, proved undeveloped acreage and leases. Major and independent oil and gas companies actively bid for desirable oil and gas properties and for the equipment and labor required for their operation and development. Many of the Company's competitors will have financial resources and exploration and development budgets that are substantially greater than those of the Company, and these may adversely affect the Company's ability to compete.

                            REGULATION AND TAXATION

The Company's oil and gas business will be subject to various federal, state and local laws and governmental regulations which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation and environmental protection. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas.

The Company's operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages.  The Company could be liable for environmental damages caused by previous property owners.  As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on the Company's financial condition and results of operations.  The

Company intends to maintain insurance coverage for its operations,

including limited coverage for sudden environmental damages, but does not believe that insurance coverage for environmental damages that occur over time will be available at a reasonable cost.  Moreover, the Company does not believe that insurance coverage for the full potential liability that could be caused by sudden environmental damages will be available at a reasonable cost.  Accordingly, the Company may be subject to liability or may lose substantial portions of its properties in the event of certain environmental damages.  The Company could incur substantial costs to comply with environmental laws and

regulations.



The Oil Pollution Act of 1990 imposes a variety of regulations on

"responsible parties"  related to the prevention of oil spills.  The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the Oil

Pollution Act of 1990, could have a material adverse impact on the

Company.



The recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been introduced in Congress that would reclassify certain exploration and production wastes as "hazardous wastes"  which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were enacted, it could have a significant impact on the operating costs of the Company, as well as the oil and gas industry in general. Initiatives to further regulate the disposal of oil and gas wastes are also pending in certain states, and these various initiatives could have a similar impact on the Company.





EMPLOYEES



The business of the Company was carried on primarily by Arthur Sykes,

President, during the dormant years.  The directors, Jereta Sykes and

Debra Vaughan, devoted such time as was necessary to carry on the

Company's business. The Company has no bonus, pension, or profit sharing plans.



New directors and officers were appointed on December 22, 1997 when change of control occurred.  The new President is Harold (Hayseed) Stephens and

the Secretary/Treasurer is his wife, Mary Gene Stephens.  The Company also added two new directors, Ivan Webb and Richard Fessler. On March 6, 1998 the shareholders elected Hayseed Stephens, Ivan Webb and Richard Fessler as directors for a one year period.



The day to day operations are under the direction of Mr. and Mrs.

Stephens. The Company has two full-time and three part-time employees.



                               LEGAL PROCEEDINGS



The Company knows of no pending or threatened legal proceedings which could result in a material loss to the Company.



                                 COMPENSATION



No compensation was paid in 1997 other than the assignment of the working interest in the gas well in Beaver County, Oklahoma and 87,400 shares of

Black Giant Oil Company owned by Kit Karson to Arthur Sykes, Jr. for maintaining the Company during the dormant years.  The amount of this compensation is calculated to be $4,622.



The following table shows the proposed annual compensation to be paid to the officers of Kit Karson Corporation in 1998 subject to funding and/or the availability of funds.



    Name and Principal Position                   Salary

    Hayseed Stephens, President & CEO            $60,000

    Ivan Webb, CFO                                24,000

    Mary Gene Stephens, Secretary/Treasurer       18,000



All compensation and other arrangements between the Company and its officers and directors are to be approved by a Compensation Committee of the Board of Directors, a majority of whom are to have no affiliation or relationship with the Company other than as directors.



Compensation of Directors:  Directors are not compensated for attendance at meetings of the Board, although certain travel expenses relating to attending meetings are reimbursed.



                         Compensation Committee

Report



No compensation committee has been appointed by the Board of Directors since the election of the new board on March 6, 1998 at the annual meeting of shareholders.  Following the Special Meeting on June 26, 1998, a

Compensation Committee will be selected by the Board to make recommendations to the Board for compensation and incentive packages for the Company's officers and employees.



No employment contracts are currently outstanding as of this date;

however, it is anticipated that some employment contracts may be entered into during the current year.



                     PROPOSAL FOR A 1-FOR-10 REVERSE SPLIT

                         OF THE COMPANY'S COMMON STOCK



General



The Board of Directors recommends a 1-for-10 reverse split of the stock from 49,959,356 outstanding to approximately 4,995,936 shares outstanding after the split.



The proposed reverse split will not require a change in the authorized shares, nor a change in the par value of the Common Stock as the Company shares are without a par value.



If the proposed reverse stock split is approved by shareholders, each holder of record of Common Stock on the effective date of the proposed reverse stock split will thereafter be deemed to hold one (1) share of

Common Stock for every ten (10) shares held as of the effective date.



No fractional shares will be issued. Fractional shares resulting from the proposed reverse stock split will be rounded up to the next whole number of shares. This method will cause a slight increase in the total number of outstanding shares after the reverse split from the number stated. The actual number of outstanding shares will not be determined until the record date for the reverse split.



Purpose and Effect of the Proposed Reverse Stock Split



The principal effect of the proposed reverse stock split will be to decrease the number of outstanding shares of Common Stock from 49,959,356 to approximately 4,995,936.  The acquisition of the assets from Ness will cause the number of shares to be increased by 18,500,000 shares for a total of 23,495,936 shares outstanding.  For further information regarding the acquisition of assets from Ness, please see "Proposed

Acquisition".



The Board of Directors is of the opinion that the proposed reverse split is advisable and in the best interest of the Company and its shareholders.

The Company is currently listed on the Electronic Bulletin Board, with a goal to obtain listing on the Small Cap NASDAQ. In order to achieve the stock price requirement the Directors proposed the 1-for-10 reverse split.

The Board of Directors believes that having Kit Karson Corporation listed on the NASDAQ market will result in the increased tradability of the shares with a much broader market for the Common Stock.



A listing on the NASDAQ Small Cap Market offers more visibility of the

Company's stock as major financial newspapers carry this market. Exposure through NASDAQ also builds analyst confidence, as well as attracts more sophisticated investors. Also of importance are the benefits gained from the special services provided by this exchange.



Because of the dramatic change in the Company's operations in December

1997, coupled with the funding programs planned for 1998, management expects the Company's December 31, 1998 audited financial statements to meet the listing requirements to move up to the NASDAQ Small Cap Market.

Currently, the Company does not meet the financial requirements to move up to a small cap market, and there is no assurance that such financial requirements will ever be satisfied. The stock price requirement has not been met, and the purpose of the proposed reverse split would be to assist in getting the price up to a more suitable level for consideration by

NASDAQ. The increased price level may encourage interest and trading in the Company's Common Stock. However, there is no assurance that the proposed reverse stock split will result in increased stock prices, or if the price per share level of the Common Stock immediately after the reverse stock split will increase by year end to satisfy the listing requirements for NASDAQ.  The basic requirements for listing on NASDAQ

Small Cap are: $4.00 per share stock price and $4,000,000 in net assets.



The Common Stock issued pursuant to the proposed reverse stock split will be fully paid and non-assessable. The voting rights and other rights that accompany the Common Stock will not be altered by the change. It is not anticipated that the number of stockholders of record of Common Stock will be reduced in any material respect by this transaction.



The receipt of Common Stock in the proposed reverse split should not result in any taxable gain or loss to shareholders for federal income tax purposes. For tax purposes, the holding period of the shares immediately prior to the effective date of the proposed reverse stock split will be included in the holding period of the Common Stock received in the proposed reverse stock split.



Effectiveness



If the proposal is approved by the shareholders, the Board of Directors will set the date of record for determining holders who will participate in the proposed reverse stock split.



Upon the effectiveness of the proposed reverse stock split, the Company will mail to each shareholder a letter of transmittal with instructions for the surrender of each shareholders' shares of Common Stock. Please do not transmit shares of Common Stock for exchange prior to notification and receipt of the letter of transmittal.



VOTE REQUIRED AND RECOMMENDATION OF THE BOARD



The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock is necessary for the adoption of this proposal.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE

PROPOSAL TO EFFECT A 1-FOR-10 REVERSE SPLIT OF THE COMPANY'S COMMON STOCK.



                           THE PROPOSED

ACQUISITION



The Parties



The principal executive offices of the registrant, Kit Karson Corporation

(Kit Karson), are located at 4201 I-20 East Service Road, Willow Park,

Texas  76087.  The telephone number is (817) 341-1477. Hayseed Stephens is

President and principal stockholder of Kit Karson.



The assets to be acquired are from Ness Energy International Inc. (Ness)

with its offices at 365  Cook Road, Willow Park, Texas  76087. Hayseed

Stephens is President and principal stockholder of Ness.



Kit Karson is a recently revived public oil and gas Company with no recent business activity, with the exception of December 22, 1997 when a 25%

working interest in a gas field, known as the Greenwood Gas Field, located in Parker County, Texas was acquired with an effective date of January 1,

1998.  On this date, Kit Karson had a change in control as the existing management and major shareholders contributed 14,079,752 shares to the new group and agreed to acquire the 25% working interest in the Greenwood Gas

Field for 14,150,000 shares from the Company's unissued but authorized shares. Prior to this acquisition, the Company had been dormant and inactive since 1985.  The new management team plans to focus the Company on oil and gas projects located within the oil and gas producing states of southern central United States and a deep drilling project at the edge of the Dead Sea in Israel.



Ness was organized in October 1993 to engage in exploration, drilling and production of natural gas and oil on a domestic and international basis.

Ness is a private Company that began acquiring oil and gas leases in 1997 for drilling and development.

The Transaction



The transaction (referred to as "Acquisition") involves the acquisition by

Kit Karson of $714,168 in net assets and $73,985 in expenses incurred by

Ness for a total of $788,153 for 18,500,000 shares of the Company's common stock.  Of the $714,168 net assets being acquired from Ness, $400,000 is cash.  This cash position is very important to Kit Karson , as this will be the first time that the Company has had any material cash on hand since the early 1980's.  The following is an allocation of the assets being acquired from Ness:



    Category                                           Amount

    Cash*                                            $ 400,000

    Non-Producing Leases**                             140,784

    1996 Ford Truck                                     21,884

    Israel Deposit***                                   50,000

    Account Receivable****                              35,000

    Office Building*****                               106,000

                                                     ---------

                    Total Assets                       753,668

    Office Building Debt                               (39,500)

                                                     ---------

                    NET ASSETS FROM NESS             $ 714,168

                                                     =========

Notes:

*An important part of the assets being acquired from Ness is $400,000 in cash which will be placed in interest bearing accounts pending investment and/or use for operating expenses.



**The non-producing properties consist of three leases identified below and further described in this section under the heading "The Properties of the Acquisition".

                                                     Appraised

    Lease Name              Actual Cost                Value



    Theis                   $   44,733              $   75,733

    Susan Peak North            74,766                 105,733

    Hazelwood                   21,285                  60,785

                            ----------              ----------

    Totals                  $  140,784              $  242,284

                            ==========              ==========



***On May 10, 1998 Ness placed a $50,000 deposit in Israel pending the signing of a lease agreement. Ness has also incurred $18,500.43 in travel expense during the first three months of 1998 on trips to Israel and here in the United States seeking to acquire the lease and/or obtain a farm-out arrangement on the area of interest. Also incurred were legal fees in preparation of certain legal documents on the Israel project which amount to $4,063 during the first quarter by Ness. There is no assurance that the

Company can obtain a lease or if a lease is obtained that financing can be arranged to meet the financial requirements. At the time the lease agreement is effective an additional $50,000 will be paid. Ness will receive all geological and geophysical data for the two payments totaling

$100,000. Ness will transfer the rights to this deposit, data and lease to

Kit Karson.



****Ness loaned $35,000 to Trinity Financial Services, L.C. to assist them in obtaining funding of which a part is directed toward Ness' Israel

Project. Ness will transfer this receivable to Kit Karson.



*****The building cost $66,000 and $40,000 in improvements have been made for a total cost of $106,000. Currently, Ness owes approximately $39,500 on the building; this debt will also convey to Kit Karson.  During the first quarter Ness made expenditures of $8,313 on the building, primarily related to the repairs to the roof.



In addition to the $714,168 in net assets, Ness Energy has paid expenses on behalf of Kit Karson $73,985 from January 1, 1998 through March 31,

1998. The categories of these expenses are as follows:



    Advertising                             $  11,327

    Professional Fees                          16,657

    Salaries                                   19,346

    Contract Labor                              1,107

    Office Expenses                            11,156

    Utilities                                   1,121

    Postage & Freight                           6,362

    Telephone                                   6,909

                                            ---------

                    Total                   $  73,985

                                            =========

Description of Securities



The common stock of Kit Karson is traded on the Electronic Bulletin Board and is quoted under the symbol "KTKC".  Kit Karson began trading on

January 23, 1998 with an opening price of $0.04 and is currently trading around $0.20 to $0.25 per share.  This price does not reflect the proposed reverse stock split of 1-for-10.  The common stock of Ness is not traded as Ness is a private Company.



The Properties of the Acquisition



On April 3, 1998 Kit Karson and Ness entered into an agreement where Kit

Karson would cause the issuance of 18,500,000 shares (after the 1-for-10 reverse) to Ness for  a total benefit of $788,153 in assets and paid expenses. The Board of Directors approved the agreement subject to shareholder approval.



The following definitions are provided to assist the reader in understanding the description of the properties being acquired from Ness.



Development Well is a well which is drilled to and completed in a known producing formation adjacent to a producing well in a previously discovered field and in a formation known to be

productive.



Prospect as used herein is a location or acreage position that has been delineated by geological evaluation that may prove to have commercial oil and/or gas reserves.



Working interest as used herein means all or a fractional part of the ownership rights granted by a concession or lease. The working interest,

or a part thereof, pays all costs of operation and is entitled to the gross production less royalties retained by the grantor or lessor and less other royalties or non-operating interests created and assigned from the working interest.



Abbreviations



BOPW - barrels of oil per well      MCFG - thousand cubic feet gas

BCF - billion cubic feet            MMCFG - million cubic feet gas

D&A - dry and abandoned             WI - working interest



The following is a description of the oil and gas leases to be acquired by

Kit Karson from Ness:



Israel Elohim Perazim #1 Prospect - Beginning in 1982, Mr. Stephens has

made 54 trips to Israel in a long term quest to drill a deep oil test in the Rift Valley at the southwest corner of the Dead Sea. Mr. Stephens has negotiated with the last elected government officials of Israel for an oil and gas lease covering at least 25,000 acres in order to drill the test well. It is Mr. Stephens belief, based upon conventional geology and biblical prophecy, that a large field exists at the southwestern corner of the Dead Sea on the eastern edge of Israel. Although oil and gas have been discovered in Israel, the country remains a net importer. Currently, Ness

Energy International, Inc. does not have a lease for the drilling of the

Elohim Perazim #1 Prospect. Upon obtaining a lease, a budget of approximately $25,000,000 will be required to purchase a rig to drill and complete a 20,000 foot

well.



There is no assurance that the Company can obtain a lease or if a lease is obtained that financing can be arranged to meet the financial requirements.



Theis Prospect (688.20 acres) -  The Theis Prospect is located in

Schleicher County, Texas situated in a series of 6,000 feet oil prospects in the southern part of the Fort Chadbourne Fault System. Production is generally from the Strawn Formation at 5,500 feet. This lease covers 688 acres and has additional prospects at 4,300 feet, and 4,800 feet. The

Theis Prospect (a typical example) should have 13 Strawn wells, 11 of them dual with the Canyon Reef. This is expected to yield 2,600,000 barrels of oil reserves and 22 BCF gas reserves. A 100% working interest will be assigned to Kit Karson Corporation. A location has been staked and the preparation for drilling has been initiated. Drilling is expected to begin during the summer of 1998.  The lease terms are paid up through January

11, 1999 on a portion of the acreage and September 9, 2000 on the balance.

Kit Karson will acquire 100% of the working interest in the Theis

Prospect. Ness' cost basis for the 688.20 acre lease, including geology and lease acquisition cost, is $44,733 with a fair value of $75,733.



There is no assurance the Company can raise the funding to drill and complete a well on the Theis Prospect.





Susan Peak North Prospect (1150.25 acres) -During January 1998 Ness Energy acquired oil and gas leases over the Susan Peak North Prospect which is located in south central Tom Green County, Texas, on the eastern shelf of the Permian Basin. The prospect is part of the Fort Chadbourne Fault system which runs through part of Sutton, Schleicher, Tom Green, Coke and other counties to the north. Production comes from the Palo Pinto

Limestone (70,000 to 100,000 BOPW), Harkey Sandstone (50,000 - 100,000

BOPW), Canyon Limestone (33,000 - 47,000 BOPW), Strawn Limestone (200,000

- 300,000 BOPW), Ellenburger (50,000 - 100,000 BOPW), and the Cambrian

Sand (150,000 BOPW). The depth in this part of the trend ranges between

4,500' and 5,200'. The country is flat and easily accessible. The multipay aspect makes this one of the most prolific trends in the area. A 100%

working interest will be assigned to Kit Karson. The lease terms are paid up through February 8, 2001.  Ness' cost basis for the 1150.25 acre lease,

including geology and lease acquisition cost, is $74,766.25 with a fair value of $105,766.  A well is planned on this acreage prior to the end of

1998.



There is no assurance the Company  can raise the  funding to drill and complete a well on the Susan Peak North Prospect



Hazelwood Prospect (163 acres) -  The Hazelwood Prospect covers 250 acres located approximately fifteen miles northwest of Midland, Texas in south-central Martin County. This area is a part of the Midland Basin of

West Texas where production is primarily from formations from 7,200 feet to 9,000 feet. However the area is noted for the Strawn limestone at

10,300 feet and the Fusselman dolomite at 11,700 feet. A 100% working interest will be assigned to Kit Karson. Ness' cost basis for the 163 acre lease including geology and lease acquisition cost is $21,285 with a fair value of $60,785. A well is planned on this acreage prior to the end of the lease term which is August 22, 1998.  In the event a well is not drilled then an extension will be requested.



There is no assurance the Company can raise the funding to drill and complete a well on the Hazelwood Prospect.



The following two leases have not been acquired by Ness, however,

negotiations are in progress for lease terms.  Ness will agree to assign its rights to Kit Karson on the terms it negotiates if they are not acquired prior to the closing with Kit Karson:



Buckwheat Prospect (200 acres) - Ness is in the process of acquiring  oil and gas leases over the heart of the Buckwheat Prospect which is located in Tom Green County, Texas. The Prospect is part of the Fort Chadbourne

Fault system which runs through parts of Sutton, Schleicher, Tom Green,

Coke and other counties to the north. Production along this trend comes from the Palo Pinto limestone (70,000 - 100,000 BOPW), Harkey sandstone

(50,000 - 100,000 BOPW), Canyon limestone (33,000 - 47,000 BOPW), Strawn limestone (200,000 - 300,000 BOPW), the Ellenburger (50,000 - 100,000

BOPW) and the Cambrian sand (150,000 BOPW). A 100% working interest will be assigned to Kit Karson. Ness' lease acquisition cost is estimated to be

$75.00 per acre including geology.



Baker Ranch Prospect (approximately 2,000 acres)  -  The Baker Ranch

Prospect is located approximately 120 miles west of San Antonio in Edwards

County, Texas. Production in this area ranges from 2,400 feet to 4,200 feet and is well situated in a very prolific gas producing area. The acreage is the largest in the Company's portfolio of drilling projects,

exceeding 2,000 acres. The lease acquisition cost for the 2,000 acres is approximately $150,000.  Ness will assign its rights (100% working interest) to acquire the Baker Ranch Prospect to Kit Karson.



Independent Appraisal of the Properties



Johnnie B. Brown, a geologist, has evaluated each of the non-producing properties to be acquired by Kit Karson. His report is an independent evaluation as to the geological soundness of each prospect, as presented,

and also gives an estimate of the fair value of each, exclusive of lease acquisition costs. It is his understanding the geological interpretations are based solely on subsurface well control and the information available from drilling, testing and completion reports on each well. Estimates of potential recoverable reserves were based on an evaluation of oil and gas production from the target formations in similar geological settings in the prospect areas.



The following estimates of fair market value of each prospect, exclusive of lease acquisition costs are based on his 25 years of experience in selling prospects in the Permain Basin:



                                      Fair Value            ORRI

        (1)Theis Ranch Prospect    $15,000-$20,000          2%-4%

        (2)Susan Peak North        $15,000-$20,000          2%-4%

        (3)Hazelwood               $ 7,500-$10,000          2%-4%



SUMMARY AND CONCLUSIONS



(1) The prospects are the results of geological interpretations based solely on subsurface well control and the information available from drilling and completion well records.





(2) As mapped, the Theis and Susan Peak North Prospects both offer the potential for discovery of multimillion barrel oil fields at relatively shallow depths. Both of these prospects contain more risk than the

Hazelwood Prospect, but offer much greater

rewards.



(3) The Hazelwood Prospect is a very low-risk development well to test the

Spraberry-Dean formation.  However, the quality of potential reserves is much less than the above mentioned prospects ( Theis and Susan Peak

North). The Hazelwood Prospect also has two other formations (Fusselman and Strawn) which have potential for viable commercial production.  These two formations in the Hazelwood Prospect have the highest risk to be an economic producer of all the prospective formations to be tested including those of the Theis and Susan Peak North Prospects.



(4) Success, as projected, on only one of the oil and gas prospects could make the entire program an economic success.



Plan for Ness Assets After Acquisition



Kit Karson's plans for the assets acquired from Ness for the next year is to drill at least one well on each of the prospects.  Drilling offset locations to further define the prospects is planned as each of the leases prove to have geological and economic merit to justify drilling the offset wells. Kit Karson plans to pay for 50% of the actual drilling of each of these wells and farm out the remaining 50% to maximize the use of its working capital.  A well is planned on each of the three prospects being acquired from Ness before the end of 1998, subject to funding.  Upon the completion of a successful well on any one of the prospects being acquired, then a development drilling program will be planned.



The cash acquired during the acquisition ($400,000) will be transferred to

Kit Karson for working capital and to further enhance the operations of

Kit Karson.



Background and Events Leading up to the Acquisition



Kit Karson had been inactive since 1985 and was revived by Hayseed

Stephens to pursue oil and gas projects by funding them through a public offering.  The price of oil fell to a low of $11.00 per barrel during

March 1998 and continues to remain in the $13 to $14 per barrel range

(posted price or well head price).  This caused problems in arranging financing through a secondary offering to acquire properties to drill and or develop.  In light of the financing problems facing Kit Karson, a meeting was held with Ness to structure an agreement where Kit Karson could acquire certain assets and cash from Ness for stock.  Ness has oil and gas leases and cash, which then led to discussions as to how an equitable trade could be made.  See "Determination of Shares for

Acquisition" for more information.



Reasons for the Acquisition - Recommendation of the Board of Directors



The majority of the Board of Directors of both Kit Karson and Ness each concluded that the Acquisition is fair in all respects to, and in the best interest of, both companies and the shareholders.  The majority of the Kit

Karson Board approved and adopted the Acquisition. Hayseed Stephens abstained because of being a related  party to Ness. The majority of the

Board also voted to recommend the Acquisition be ratified by the shareholders of Kit Karson.



In making its determination set forth above, the Board considered the following factors:





        Financial:

            Dramatically Increase Cash position of the Company

            Dramatically Increase Assets

            Dramatically Increase Stockholders' Equity

            Incur no significant liabilities ($39,500) from the

            acquisition



        Properties:

            Oil and gas leases with huge reserve potential - excellent drill sites

            International opportunity for lease in Israel - deep oil

            prospect



        Potential Funding:

            The Ness group has financial resources from its investor base to fund private offerings.

            Ness has contacts with financial institutions for public

            offerings and private placements.



        Marketing:

            Ness has access to several marketing groups to attract

            interest in Kit Karson stock.



Advantages and Disadvantages of the Proposed Acquisition to Shareholders



The shareholders of Kit Karson will incur advantages and disadvantages upon completion of the Acquisition of the assets from Ness. The following are some advantages to the Kit Karson shareholders:



        (1) Acquisition yields stronger asset base:

             (a)$400,000 in Cash

             (b)Oil and gas leases with large reserve potential



        (2) The office building to be acquired from Ness only has a debt of approximately $39,500 on a value greater than $100,000.



        (3) The Acquisition opens the door for International exposure to a deep oil prospect located in Israel.



        (4) Ness has access to marketing groups to assist in maintaining an active market plus the potential of funding certain programs for the Company's various projects.



Following are the disadvantages to the Acquisition.  The Company is not aware of any other material disadvantages:



        (1) Dilution of the Kit Karson shares through the issuance of

        18,500,000 shares will equal approximately 73%.



        (2) Kit Karson will be responsible for paying its share of the drilling and completion costs on each of the leases being acquired from Ness.



Effective Time for Issuance of Stock and Closing



The Acquisition shall become effective upon the day after the Kit Karson shareholders ratify the Acquisition at their annual meeting set for June

26, 1998.  Kit Karson and Ness will begin closing proceedings immediately following the Annual Meeting to expedite the issuance of shares to Ness and Ness will cause the transfer of title to the oil and gas properties and transfer of the funds to Kit Karson's bank account.

Determination of Number of Shares for Acquisition



The Acquisition of the assets from Ness is calculated based on a ratio of assets between the two entities.  Kit Karson has one asset with a fair market value of $111,323 (fair market value of reserves $89,265 and value of equipment of $22,058) while the net assets being acquired from Ness is

$714,168 of which $400,000 is in cash and $73,985 is expenses incurred on behalf of Kit Karson for a total of $788,153.  This represents a ratio of

7.08 to 1. Ness agreed to accept 18,500,000 shares for the certain assets and expenses paid. This equals a ratio of 3.7 to 1, being approximately half of the ratio of 7.08 to 1 favoring Kit Karson.



To complete the acquisition with Ness, Kit Karson would be required to issue 18,500,000 shares of its common stock and Ness would be required to assign the assets to Kit Karson.. Kit Karson will have 4,995,935 shares issued after the 1-for-10 reverse split but before the Acquisition of certain assets from Ness.



Source of Kit Karson Shares



The Kit Karson shares which will be issuable in the acquisition of Ness'

assets, will be newly issued from authorized and unissued Kit Karson shares.  Kit Karson has 200,000,000 shares authorized, of which only

4,995,935 are issued and outstanding (adjusted to reflect the number of shares after a 1-for-10 reverse split).  The acquisition of the oil and gas leases plus $400,000 in cash requires the issuance of 18,500,000 shares of common stock to Ness.  The Kit Karson shares, when delivered to

Ness, will be duly authorized and validly issued, fully paid, and non-assessable.  The total number of shares outstanding following the issuance of 18,500,000 after the Ness acquisition will be 23,495,936 shares outstanding.



Conditions Precedent to Consummating the Acquisition



The following are the conditions for the Acquisition of Ness assets to be consummated:



    (1) Shareholders to ratify Directors approval to issue 18,500,000 shares of the Company's common stock for certain oil and gas leases,

    rights to other certain oil and gas leases here in the USA and Israel and $400,000 in cash from Ness.

    (2) The effective date of the acquisition will occur the day after the shareholders ratify the acquisition of the assets.

    (3) Ness to transfer title to oil and gas leases, vehicle and office building to Kit Karson.

    (4) Ness to transfer $400,000 in cash to Kit Karson's bank account

    (5) Ness to transfer accounts receivable for $35,000 to Kit Karson

    (6) Ness to transfer rights to $50,000 deposit for the Israel lease to

    Kit Karson

    (7) Kit Karson to instruct the transfer agent to issue 18,500,000 shares of common stock with a restrictive legend to Ness.



Comparison of Rights of Security Holders



Upon consummation of the Acquisition of the assets from Ness, the holders of issued and outstanding shares of Ness will receive shares of common stock of Kit Karson.  The rights of  Ness stockholders are governed by the

Articles of Incorporation, By-laws and Texas Law, while the rights of holders of Kit Karson stock are governed by its Articles of Incorporation,

By-laws and Washington Law.



PRO FORMA COMBINED FINANCIAL INFORMATION



The following table presents unaudited pro forma condensed Balance Sheets as of March 31, 1998. The historical balances are based on actual cost and not market value. The "Balances After Acquisition" present the totals from the combination of the assets acquired from Ness Energy and Kit Karson.

No adjustments were made to the historical balances to the combined balance.



                           Pro Forma Balance Sheet

                             As of March 31, 1998



                             Historical Balances



                                                Pro Forma     Combined

                    Ness Assets   Kit Karson    Adjustments   Balances

Current Assets

  Cash              $ 400,000     $     -       $      -     $ 400,000

  Receivable           35,000         3,286*           -        38,286

  Israel Deposit       50,000           -              -        50,000

                    ---------     ---------     ---------    ---------

Total current assets  485,000         3,286             0      488,286

Other Assets

  Non-Producing

    Properties        140,784             0             0      140,784

  Producing

    Properties              0             0             0            0

  Office Building

    & Land            106,000             0             0      106,000

  Vehicle              21,884             0             0       21,884

                    ---------     ---------     ---------    ---------

Total Assets        $ 753,668     $   3,286     $       0    $ 756,954

                    =========     =========     =========    =========

Liabilities

 Office Building

   & Land           $  39,500     $       0     $       0    $  39,500

 Payable to Ness            0        73,985       (73,985)           0

 Net Equity           714,168       (70,699)       73,985      717,454

                    ---------     ---------     ---------    ---------

Total Liabilities

  and Equity        $ 753,668     $   3,286     $       0    $ 756,954

                    =========     =========     =========    =========



Common Stock (3)



Notes:

    (1) The receivable of $3,286 is from Ness' net share (25% working interest) of the gas sold for the first quarter of 1998 off of the

    Greenwood Gas Lease.  Gross revenues were $5,015.54 for the working interest before production taxes and operating expenses.



    (2) Kit Karson Corporation has one producing oil and gas asset with an estimated value of $111,323 based on  reserves ($89,265) and fair market value of equipment ($22,058); however, this lease was acquired

    from Hayseed Stephens Oil Inc., owned and operated by   Hayseed

    Stephens, President of Kit Karson. Therefore, for accounting purposes,

    it has been given a zero basis.





    (3) Kit Karson currently has 49,959,356 shares outstanding prior to the proposed 1 for 10 reverse stock split disclosed on pages 5, 6 and

    7 of this Information Statement. After the reverse stock split Kit

    Karson will have approximately 4,995,936 shares prior to the issuance of 18,500,000 shares for the net assets being acquired from Ness.

    After the acquisition Kit Karson will have approximately 23,495,936 shares.  Kit Karson has 200,000,000 shares authorized without par value.  In addition to the common stock, Kit Karson has 10,000,000 shares of Preferred Stock authorized with a $0.10 par value. No preferred shares have been issued as of June 5, 1998.



                       Pro Forma Statement of Operations

                   For twelve months ended December 31, 1997



                       Historical Results        Pro Forma    Combined

                    Ness Assets   Kit Karson    Adjustments   Balances

Total Revenue       $      - (1)  $  46,938(2)  $ (1,934)(3) $  45,004



Production expenses

  & taxes                  -         12,717(2)      (756)(3)    11,961

General and

  administrative

  expenses                 -          4,143            -         4,143

                    ---------     ---------     ---------    ---------

     Total Expenses        -         16,860          (756)      16,104



Net Income (Loss)   $      -      $  30,078     $  (1,178)   $  28,900

                    =========     =========     =========    =========

Notes:



    (1) The properties owned by Ness are non-producing and therefore generated no revenues or operating expenses during 1997.



    (2) Revenues for the 12 month period ending December 31, 1997 from the

    Greenwood Gas Field in which Kit Karson acquired a 25% lease with an effective date of January 1, 1998, were added to actual revenues for the year.  The operating expenses and taxes are for the same 12 month period and for the same properties.



    (3) Adjustments consist of elimination of the working interest which was transferred to the Company's previous president as part of the transfer of control.



                       Pro Forma Statement of Operations

                     For three months ended March 31, 1998



                       Historical Results        Pro Forma    Combined

                    Ness Assets   Kit Karson    Adjustments   Balances

Total Revenue       $      - (1)  $   6,317     $      -     $   6,317

                    ---------     ---------     ---------    ---------

Production expenses

  & taxes                  - (1)      3,011            -         3,011

Professional fees          -         16,657 (2)        -        16,657

Advertising                -         11,327 (2)        -        11,327

Postage and freight        -          6,362 (2)        -         6,362

Utilities and

  telephone                -          8,030 (2)        -         8,030

Personnel costs            -         20,453 (2)        -        20,453

Office expenses            -         11,156 (2)        -        11,156

                    ---------     ---------     ---------    ---------

  Total Operating

    Expenses               -         76,996            -        76,996

                    ---------     ---------     ---------    ---------

Net Income (Loss)   $      -      $ (70,679)    $      -     $ (70,679)

                    =========     =========     =========    =========

Notes:



    (1) The properties owned by Ness are non-producing and therefore generated no revenues or operating expenses during 1997.



    (2) These costs were incurred in obtaining audits, filing reports with the SEC, and bolstering the Company's stock price, and, although not expected to recur, may be indicative of similar ongoing costs.



                PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION

                       TO CHANGE THE NAME OF THE COMPANY



Due to the fact that the Company has changed control the Board recommends a change in the name of the Company from Kit Karson Corporation to Ness

Energy International Inc. The Board feels that this new name reflects the

Company's change in management and a new direction.



The following is the proposed amendment to Article I of the Company's

Articles of

Incorporation:



                                   ARTICLE I



The corporate name of the corporation shall be:



                        Ness Energy International Inc.



VOTE REQUIRED AND RECOMMENDATION OF THE BOARD



The affirmative vote of the majority of the issued and outstanding shares of Common Stock is necessary for the adoption of this proposal.



THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSAL TO AMEND

THE COMPANY'S ARTICLES OF INCORPORATION FOR THE NAME CHANGE.



                   MARKET FOR REGISTRANT'S COMMON EQUITY AND

                         RELATED STOCKHOLDERS MATTERS



The Company has been inactive and dormant with no market for its common stock since 1987. A comparison of the Company to the NASDAQ Stock Market or NASDAQ Non-Financial Stock would not be representative of the Company as it only resumed trading on January 23, 1998 with an opening bid of

$0.04 per share.  The stock price on June 1, 1998 was 20 cents bid and 23 cents ask.



The following table sets forth the range of high and low bid quotations for the first five months of 1998, as reported by National

Quotations

Bureau:



            Month                        High            Low



            January                     $ .05           $ .04

            February                      .625            .05

            March                         .32             .20

            April                         .24             .21

            May                           .24             .20



The foregoing bid quotations reflect inter-dealer bid prices and not ask prices, without mark-down or commissions, and may not necessarily represent actual transactions.



As of June 1, 1998 there were approximately 896 holders of record of the

Company's Common Stock.



No cash dividends have been declared with respect to the Common Stock since its inception, and the Company has no present intentions to pay such dividends in the foreseeable future.



                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



On October 8, 1997, the management of the Company entered into an agreement with Hayseed Stephens where he would take over operations in conjunction with vending in certain oil and gas leases.  Included in the agreement, Mr. Stephens agreed to cause the accounting and filings to become current with the Securities and Exchange Commission and other regulatory authorities.



Change of control of the Company from Mr. Sykes to Mr. Stephens was on

December 22, 1997.  At the time of change of control it was mutually agreed between these two parties that Mr. Sykes would receive the assets of the Company (certain stocks and a small oil and gas interest - valued at $4,622), as compensation for taking care of the Company during the dormant years and that Mr. Stephens would vend in an oil and gas asset

(Greenwood Gas Field) located in Parker County, Texas for 14,150,000 shares of stock.



Several of the officers and directors of the Company have invested in the oil and gas business, either directly or through entities in which they have an interest.  Certain of these interests could directly compete with the interests of the Company.  Although the Company is not aware of any present conflicts of interest, such present or future activities on the part of the officers and directors could directly compete with the interests of the Company.  If the Company should enter into future transactions with its officers, directors or other related parties, the terms of any such transactions will be as favorable to the Company, as those which could be obtained from an unrelated party in an arm's length transaction.



                             FINANCIAL STATEMENTS



Financial statements are not included in this Information Statement;

however, they are included in the accompanying SEC Form 10-KSB for the year ended December 31, 1997, which includes audited financial statements.

This report is not incorporated in this Information Statement and is not deemed to be a part of the Information Statement material.



                    COMPLIANCE WITH SECTION 16(a) UNDER THE

                        SECURITIES EXCHANGE ACT OF 1934



The Company has been recently revived and on February 10, 1998 filed with the Securities and Exchange Commission Forms 8-K and 10-KSB reporting the material changes and the audited financial statements for the year ended

December 31, 1996 and 1997.  The Company and its officers and directors have not filed timely all reports regarding transactions in the Company's securities required to be filed during the last fiscal year by Section

16(a) under the Securities Exchange Act of 1934.  The Company and its new

officers and directors do plan to file timely all filings required by

Section 16(a).



                            STOCKHOLDERS PROPOSALS



Any interested stockholder may submit a proposal concerning the Company to be considered by the Board of Directors of the Company for inclusion in the proxy statement and form of proxy relating to next year's Annual

Meeting of Stockholders. In order for any proposal to be so considered by the Board for inclusion in the proxy statement, all proposals must be in writing in proper form and received by the Company on or before March 1,

1999. Any stockholder so interested may do so by submitting such proposal to: Kit Karson Corporation, Attention: Mary Gene Stephens, 4201 I-20 East

Service Road, Willow Park, Texas  76087.



                                 OTHER

MATTERS



The Board of Directors knows of no other matters to be brought before this

Special Meeting.







BY ORDER OF THE BOARD OF DIRECTORS



/s/ Hayseed Stephens

Hayseed Stephens

President & Chairman





Willow Park, Texas

June 16, 1998